Filed Pursuant to Rule 433

Registration Statement No. 333-264153

Pricing Term Sheet

April 10, 2023

Take-Two Interactive Software, Inc.

$500,000,000 5.000% Senior Notes due 2026

$500,000,000 4.950% Senior Notes due 2028

Pricing Supplement dated April 10, 2023 (this “Pricing Term Sheet”) to the Preliminary Prospectus Supplement dated April 10, 2023 (the “Preliminary Prospectus Supplement”) of Take-Two Interactive Software, Inc. (the “Issuer”).

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Terms applicable to all the Notes
Issuer:	Take-Two Interactive Software, Inc.

Trade Date:	April 10, 2023

Settlement Date:	April 14, 2023 (T+4)

We expect that delivery of the notes will be made against payment therefor on or about the fourth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.

Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisers.

Anticipated Ratings (Moody’s / S&P)*:	Baa2 (s) / BBB (s)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
BofA Securities, Inc.
Co-Managers:	HSBC Securities (USA) Inc.

Terms applicable to the 2026 Notes
Title of Security:	5.000% Senior Notes due 2026

Principal Amount:	$500,000,000

Maturity:	March 28, 2026

Coupon:	5.000%

Issue Price:	99.945%

Interest Payment Dates:	March 28 and September 28, commencing on September 28, 2023

Yield to Maturity:	5.021%

Spread to Benchmark Treasury:	+125 bps

Benchmark Treasury:	UST 4.625% due March 15, 2026

Benchmark Treasury Price and Yield:	102-11 and 3.771%

Redemption Provisions:

Make-Whole Call:	Prior to March 28, 2026, at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest, if any.

CUSIP:	874054AJ8

ISIN:	US874054AJ85

Terms applicable to the 2028 Notes
Title of Security:	4.950% Senior Notes due 2028

Principal Amount:	$500,000,000

Maturity:	March 28, 2028

Coupon:	4.950%

Issue Price:	99.920%

Interest Payment Dates:	March 28 and September 28, commencing on September 28, 2023

Yield to Maturity:	4.969%

Spread to Benchmark Treasury:	+145 bps

Benchmark Treasury:	UST 3.625% due March 31, 2028

Benchmark Treasury Price and Yield:	100-15 1⁄4 and 3.519%

Redemption Provisions:

Make-Whole Call:	Prior to February 28, 2028, at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest, if any.

Par Call:	On or after February 28, 2028, at 100% of the principal amount, plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP:	874054AK5

ISIN:	US874054AK58

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing, as applicable, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC at 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

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